Exhibit 99.1

January 17, 2013

Magellan Petroleum Announces the Repurchase of 17% of its Common Stock

DENVER, January 17, 2013 /PRNewswire/ -- Magellan Petroleum Corporation (“Magellan” or the “Company”) (NASDAQ: MPET) (ASX: MGN) today announced that on January 14, 2013, the Company entered into a Collateral Purchase Agreement with Sopak AG (“Sopak”), a Swiss subsidiary of Glencore International plc. Under the terms of this agreement, Magellan agreed to purchase from Sopak 9,264,637 shares of Magellan's common stock and a warrant granting Sopak the right to purchase from the Company an additional 4,347,826 shares of common stock. In exchange for the shares and the warrant, Magellan paid to Sopak $10 million in cash consideration, which the Company funded from its own balance sheet resources.

Excluding the warrant, the shares repurchased from Sopak represent approximately 17% of the Company's shares outstanding immediately prior to the transaction. As of today, the Company's outstanding shares total 44,642,983.

J. Thomas Wilson, President and CEO of Magellan, stated, “This transaction is a significant milestone in our path to deliver value to our shareholders. We have succeeded in buying back a substantial amount of our own stock at an attractive price. At the same time, we have eliminated the overhang from the warrant, which could have had a significant dilutive impact on our share value and shareholders. With this transaction now behind us, we remain focused on achieving a number of operational milestones over the coming months in line with our strategy of proving up the value of our existing assets.”

Sopak originally obtained the shares and warrant in September 2012 by exercising its rights under a pledge and security agreement between Sopak and Young Energy Prize S.A., a Luxembourg corporation.

The Company has disclosed further details of this transaction on Form 8-K filed with the U.S. Securities and Exchange Commission on January 17, 2013. This Form 8-K is also available on the Company's website at www.magellanpetroleum.com.

CAUTIONARY INFORMATION ABOUT FORWARD LOOKING STATEMENTS
Statements in this release that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan may relate to its businesses, prospects, and other matters that involve a number of risks and uncertainties that may cause actual results to differ materially from the results expressed or implied in the forward-looking statements. Among these risks and uncertainties are: (i) whether repurchase of the shares and the warrant will impact our share value or shareholders; and (ii) those set forth in the Risk Factors sections of Magellan's most recent 10-K and subsequent 10-Qs filed with the SEC.

ABOUT MAGELLAN
Magellan is an independent energy company engaged in the exploration, development, production, and sale of crude oil and natural gas from currently held assets in the United States, Australia, and the United Kingdom. Traded on NASDAQ since 1972, the Company conducts its operations through two wholly owned subsidiaries, Nautilus Poplar LLC, which owns interests at Poplar, a highly attractive oil field in the Williston Basin, and Magellan Petroleum Australia Limited, a successful independent oil and gas company in Australia and the UK in existence since the 1964. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404